Exhibit 23.1


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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS










Board of Directors
Union National Bancorp, Inc.


         We hereby consent to the incorporation by reference in this Registration Statement on Amendment No 1 to Form S-3 of Union National Bancorp, Inc. (the "Company") of our report dated January 14, 1998, except for Note 20, as to which the date is January 27, 1998, on the 1997 consolidated financial statements of the Company which appears on page 27 of the Company's 1997 Annual Report to the Stockholders that is included in the Company's annual report on Form 10-K for the year ended December 31, 1997, and to the reference to our Firm under the caption "Experts" in the Prospectus.


                                            KELLER BRUNER & COMPANY, L.L.C.


                                            /s/ Keller Bruner & Company, L.L.C.



Frederick, Maryland
July 6, 1998




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